Exhibit 10.3

December 1, 2006

Mr. Darren R. Jamison

201 Hawley Road

Shelburne, Vermont 05482

Dear Darren:

I am pleased to offer you the position of President and Chief Executive Officer of Capstone Turbine Corporation reporting to the Board of Directors at a salary of $400,000.00 annually, payable at $15,400.00 bi-weekly.

In addition to your salary you will receive the following:

•                  A “Signing Bonus” of $150,000.00 payable at the first pay period following your start date.

•                  A Non-Statutory Stock Option to purchase 2,000,000 shares of Capstone common stock which includes 25% vesting on the first anniversary date and monthly thereafter subject to the provisions of the 2000 Equity Incentive Plan. The purchase price will be the fair market value of Capstone common stock on the option grant date, which is expected to be the date of the start of your employment.

•                  A restricted stock grant of 500,000 shares of Capstone common stock subject to annual vesting of 25% and other provisions of the 2000 Equity Incentive Plan.

•                  A Special Performance Bonus of $100,000.00 to be paid upon the achievement of Capstone cash flow positive for any two (2) consecutive quarters during the first two years of employment. Payment will be in addition to any payments pursuant to the bonus plan noted in the following bullet.

•                  A cash bonus each year based on performance targets negotiated with the Compensation Committee of the Board with respect to each year in which the Company reports, after taking into account any such bonus, an operating profit. The target bonus shall be 100% of your base salary.

•                  Relocation provisions to include the third party purchase of your home in Vermont within 60 days of the start of your employment, with a provision for your family to use the home until their relocation in June, reasonable and customary relocation expenses including moving costs and two (2) trips per month from California to Vermont until June, 2007 (or such earlier date as you purchase and move into a home in California), interim housing allowance of $1,500.00 per month from January to June, 2007 and the shipment of your personal automobile to California. In addition, Capstone will reimburse you for expenses associated with your travel to your new place of residence. You agree that funds paid to you in conjunction with this relocation program must be repaid to Capstone if you voluntarily terminate your employment prior to your one (1) year anniversary with the Company. Also, Capstone will “gross-up” the taxable portion of your relocation expenses to insure that you do not incur addition personal income tax obligations.

You will be eligible to participate in the Capstone benefit plans which include paid holidays, four (4) weeks vacation per year, a 401(k) plan with Company match and several insurance choices for you and your family. Upon your first day of employment you will be required to sign our standard agreement with regard to confidentiality and the assignment of inventions.

Your employment at Capstone will be “at will” in that employment may be terminated with or without cause and with or without notice, at any time, either at your option or at the option of Capstone Turbine Corporation. Should you be terminated, without cause, during the first three (3) years of employment you will receive a termination benefit of continuation of your base salary for one (1) year. However, if your employment is terminated in connection with a change of control, instead of the termination benefit, you shall be entitled to an eighteen month (18) severance benefit which includes full acceleration of vesting of stock options and grants as detailed in our stock option plans. In addition, you will be required to resolve any disputes concerning your employment through the Capstone Dispute Resolution Procedure, details which will be made available to you under separate cover.

You will be covered by the Company’s standard Indemnification Agreement and Directors and Officers Liability Policy.

As is our standard practice, you will be required to authorize Capstone to execute a standard background check, satisfactorily complete a drug screening test and provide proof of U.S. citizenship or qualification to work in the U.S.

We would like you to start as soon as possible and suggest a start date of December 18, 2006. This offer will expire at the close of business on December 6, 2006.

We are excited by the prospect of you becoming the President and Chief Executive Officer of Capstone, and believe that your leadership combined with the dedication and talent of our team will make the future of Capstone bright. All of us involved in the unique venture of Capstone look forward to working with you.

Sincerely,

/s/ ELIOT G. PROTSCH

Eliot G. Protsch
Chairman of the Board
Capstone Turbine Corporation

I hereby accept the employment offer as stated above:

/s/ DARREN R. JAMISON	December 4, 2006
Signature	Date